035 Putnam Tax Free Insured attachment
1/31/04 Semi Annual

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A

Putnam Management has agreed to assume certain expenses incurred by the fund in connection with allegations of improper short-term trading activity. During the fund's fiscal period, legal, shareholder servicing and communication, audit, and Trustee fees incurred by the fund and assumed by Putnam Management were $5,573.


72DD1 	(000s omitted)

Class A		6,332
Class B		2,094
Class C		181

72DD2	(000s omitted)

Class M		27

73A1

Class A		0.275119
Class B		0.225633
Class C		0.214135

73A2

Class M		0.252748

74U1	(000s omitted)

Class A		21,087
Class B		 8,448
Class C		   754

74U2	(000s omitted)

Class M		   83


74V1

Class A		15.22
Class B		15.25
Class C		15.25

74V2

Class M		15.27